AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) to that certain Employment Agreement dated March 22, 2007 (the “Original Agreement”), is entered into by and between North American Scientific, Inc., a Delaware corporation (the “Company”) and John Rush (the “Executive”), effective as of December 31, 2008, on the following terms and conditions.

BACKGROUND

A.           The Company and Executive are parties to the Original Agreement.

B.           The Company and Executive desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.           Section 3 of the Original Agreement is hereby amended and restated to read in its entirety as follows (the changes to the Original Agreement are set forth in bold):

3.           Annual Bonuses.  Executive shall be eligible to receive an annual bonus (based on the Company’s fiscal year ending October 31) in an amount, if any, of up to 60% of his Base Salary of each year or portion thereof during which the Executive is employed hereunder, based upon the achievement by the Company and/or Executive of performance goals and objectives established annually by the Board or the Compensation Committee thereof in consultation with the Executive (“Performance Goals”), as determined by the Company’s Compensation Committee. With respect to the period which begins on the Effective Date and ends on the last day of the fiscal year that includes the Effective Date, Executive shall be eligible to receive a bonus in an amount no less than 30% of his annualized Base Salary, multiplied by a fraction, the numerator of which is the number of days in the such period and the denominator of which is 365.  Such annual bonus shall be determined by the Compensation Committee and paid (if applicable) no later than December 31 of the calendar year following the calendar year to which such annual bonus relates.

2.           Section 8(a) of the Original Agreement is hereby amended and restated to read in its entirety as follows (the changes to the Original Agreement are set forth in bold):

(a)           Termination By Company for Reasons other than Cause, Death or Disability; Termination by Executive for Good Reason.  In the event that Executive incurs a Separation from Service (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) by reason of a termination of Executive’s employment by the Company for any reason other than Executive’s death, Disability or Cause, or (b) in the event that Executive incurs a Separation from Service because Executive resigns for Good Reason, the Company will continue to pay Executive his Base Salary in effect on the Termination Date for a period ending 12 months following the Termination Date, which shall be payable in equal installments over such 12 month period on the regular payroll dates of the Company in accordance with the Company’s payroll practices as in effect on the date of Executive’s on such date.

3.           Section 8(a)(ii) of the Original Agreement is hereby amended and restated to read in its entirety as follows (the changes to the Original Agreement are set forth in bold):

(ii)           Definition of Resignation for Good Reason.  A “Resignation for Good Reason” shall mean a termination of the employment relationship by Executive after (i) an unwarranted material diminution by the Company in Executive’s position or responsibilities without Executive’s consent, or (ii) a material reduction in Executive’s Base Salary, provided that within 30 days of any such alleged diminution or reduction, Executive provides the Company with written notice of the basis for his claim that he has Good Reason to terminate his employment and a period of at least 30 days to cure.  If the Company fails to cure such event within the succeeding the 30 day cure period, such termination shall be effective at the end of such thirty 30 day period and Executive shall thereupon become entitled to receive the benefits set forth in Section 8 hereof.

4.           Section 8(b) of the Original Agreement is hereby amended and restated to read in its entirety as follows (the changes to the Original Agreement are set forth in bold):

(b)           Control Termination.  In the event that Executive incurs a Separation from Service by reason of a Control Termination (as defined below), the Company will (i) continue to pay Executive his Base Salary in effect on the Termination Date for a period ending 12 months following the Termination Date (the “Change of Control Benefit Period”), which shall be payable in equal installments over such 12 month period on the regular payroll dates of the Company in accordance with the Company’s payroll practices as in effect on such date, and (ii) continue Executive’s group health benefits which the Company maintains, from time to time, for its senior executives and their families, under the same terms and conditions, including payment of any required employee contributions therefor, as may generally apply (including any limitation or termination of coverage of non-spouse dependents after a stated age), to the extent such can be continued under the terms of the governing plans) for the Change in Control Benefit Period;. In addition, Executive shall, as of the date of the Control Termination, become fully vested in any unvested Options previously granted to him.

5.           Section 8(c) of the Original Agreement is hereby amended and restated to read in its entirety as follows (the changes to the Original Agreement are set forth in bold):

(c)           Release of Claims.  The payment of any severance payments or benefits under Section 8 of this Agreement shall be subject to Executive signing an agreement reconfirming his post—employment obligations contained in this Agreement and releasing the Company and all related parties from any claims, such agreement to be prepared by the Company or its designee.  Subject to Section 8(d) below, the Company will pay Executive the severance payments described in this Section 8 in equal installments on the regular payroll dates of the Company in accordance with Company's standard payroll practices as in effect on the Termination Date, with the first payment being payable on the date when the 7 day revocation period referred to below with respect to the release of claims expires.  The Company will prepare the final release and deliver it to Executive within 5 business days of Executive’s Termination Date.  Executive will have 21 days in which to consider the release of claims although Executive may execute it sooner.  Thereafter, the executed release will be subject to a revocation period of 7 days.

6.           Section 9(d) of the Original Agreement is hereby amended and restated to read in its entirety as follows (the changes to the Original Agreement are set forth in bold):

(d) Time of Payment.  The Gross-Up Payments provided for in Section 9(a) and (b) above shall be made upon the earlier of (i) (A) the payment to the Executive of compensation in the nature of a parachute payment, in the case of a Parachute Gross-Up Payment, or (B) the day on which an amount becomes non-qualified deferred compensation subject to section 409A of the Code and includible in Executive’s gross income, in the case of a 409A Gross-Up Payment, or (ii) the imposition upon the Executive or payment by the Executive of any Excise Tax or Additional Amounts, as the case may be.  Without limiting the Company’s obligation hereunder, as provided in Treasury Regulation Section 1.409A-3(i)(1)(v), the Gross-Up Payments shall be made be no later than the end of Executive’s taxable year following the taxable year in which the Executive remits payment of the tax contemplated hereunder.

7.           Subsection (i) shall be added to Section 14 of the Original Agreement and shall read as follows:

(i)           Any amounts payable to Executive under this Agreement as a reimbursement of expenses shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses.

8.           Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one Amendment.

9.           Terms and Conditions of the Original Agreement.  Except as specifically amended by this Amendment, all terms and conditions of the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

EXECUTIVE

/s/ John Rush
John Rush

COMPANY

NORTH AMERICAN SCIENTIFIC, INC.,
a Delaware corporation

By:	/s/ Brett L. Scott
Title:	Executive Vice President & Chief Financial Officer

[Signature Page to Amendment to Employment Agreement]